Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LASALLE HOTEL PROPERTIES REPORTS 2006 RESULTS

FFO per diluted share increases 27.9 percent; RevPAR increases 10.1 percent

BETHESDA, MD, February 22, 2007 — LaSalle Hotel Properties (NYSE: LHO) today reported net income to common shareholders of $73.5 million, or $1.85 per diluted share for the year ended December 31, 2006, compared to net income of $20.8 million, or $0.67 per diluted share for the prior year. Net income for 2006 includes the $38.4 million net gain on the sale of the Chicago Marriott Downtown.

For the year ended December 31, 2006, the Company generated funds from operations (“FFO”) of $114.2 million versus $70.5 million for 2005, an increase of 62.0 percent. On a per diluted share basis, FFO for 2006 rose to $2.87 versus $2.25 a year ago, an increase of 27.9 percent.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year increased 105.0 percent to $225.2 million from $109.9 million for 2005. EBITDA for 2006 includes the $38.4 million net gain on the sale of the Chicago Marriott Downtown.

Net Income, FFO and EBITDA include a contingent litigation expense of $0.8 million in 2006 and $1.0 million in 2005 associated with the Company’s ongoing litigation with Lehman Brothers (formerly the Meridien litigation).

Room revenue per available room (“RevPAR”) increased 10.1 percent in 2006 to $140.78 versus the previous year. Average daily rate (“ADR”) climbed 9.1 percent to $190.42 from 2005, while occupancy grew 0.9 percent to 73.9 percent.

“2006 was an excellent year for the economy, the lodging industry and for LaSalle Hotel Properties,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “The Company surpassed its previous peak in FFO per diluted share, EBITDA per diluted share and RevPAR. We took advantage of the favorable economic and lodging industry trends, making new acquisitions in our core major urban markets and investing significant capital in our existing and acquisition properties to provide growth in the future. Strong increases in our cash flow coupled with our optimistic view of the fundamentals of the industry, led to our decision to increase our monthly dividend by 40 percent in 2006.”

The Company’s hotels generated $194.9 million of EBITDA for the year compared with $170.1 million last year. EBITDA margins across the Company’s portfolio increased 155 basis points from the prior year. The EBITDA margin expansion was primarily attributable to ADR growth, guestroom and food and beverage cost controls and aggressive asset management efforts to restrain increases in undistributed expenses. Margin growth was partly offset by continued above-inflationary increases in energy costs, property taxes, property and casualty insurance, general liability insurance and operator incentive fees, which grew due to increases in property-level EBITDA

“Lodging industry fundamentals remained strong in 2006, with supply increasing only 0.6 percent and room demand up 1.1 percent, providing rising occupancies, market compression and an ability to substantially increase rates,” said Mr. Bortz. “The Company’s favorable performance in 2006 can be attributed to our consistent, focused and disciplined acquisition strategy, aggressive asset management and the benefits we continue to receive from our substantial pipeline of current and recent renovation, repositioning and re-branding projects.”

2006 Highlights

The Company acquired seven hotels in 2006 for a total purchase price of $588 million. Our 2006 acquisitions are ideally located in major urban markets, including two in downtown Chicago, two in West Los Angeles (West Hollywood and Burbank), one in downtown Seattle, one in downtown San Diego and one in New York City. At three of the seven properties, we immediately changed the management company. Four of the seven properties are currently under renovation or repositioning and the Holiday Inn Wall Street in lower Manhattan will be renovated and repositioned as a luxury independent hotel by early 2008. Acquiring hotels in great locations in the top performing urban and resort markets in the U.S., with the opportunity to renovate, reposition, and re-brand the hotels, continues to be an important part of our overall strategy.

During 2006, the Company invested $63.2 million of capital throughout our portfolio, including $10.6 million for renovation of the meeting facilities, guestroom carpets and creation of a shared laundry facility at Paradise Point Resort in San Diego. Other major projects included: $6.4 million for the completion of the repositioning of Lansdowne Resort including development of the Shark Bite, a 9 hole executive course scheduled to open in May 2007; $5.2 million for the Chicago House of Blues Hotel renovation, repositioning and infrastructure improvements; $4.9 million for the Hilton San Diego Resort renovation and repositioning; $4.4 million for completion of the first phase of the Chaminade Resort renovation and repositioning in Santa Cruz; and $4.0 million for the guestroom renovation and junior ballroom addition at the Harborside Hyatt in Boston.

During 2006, the Company paid $1.56 in dividends per common share, which represents 52.3 percent ordinary income, 20.7 percent capital gain and 27.0 percent Unrecaptured Section 1250 Gain for tax purposes. In April 2006, the Company increased its monthly dividend distribution by 40 percent to $0.14 from $0.10 per common share.

As of year-end 2006, LaSalle Hotel Properties had total outstanding debt of $809.0 million, with the Company’s $300.0 million unsecured credit facility fully available for future use. Interest expense for the year was $40.0 million (excluding amortized financing expenses of $2.6 million). For the year, the Company’s weighted average interest rate was a low 5.3 percent. As of December 31, 2006, based on the Company’s bank covenants under its senior unsecured credit facility, the Company’s EBITDA to interest coverage ratio was 4.4 and debt to EBITDA ratio was 3.8, one of the lowest in the lodging industry. At the end of the year, the Company also had $63.0 million of unrestricted cash and cash equivalents on its balance sheet and $18.4 million of restricted cash.

“We continue to manage our balance sheet with a focus on maintaining low leverage, mixing fixed and variable rate debt and staggering debt maturities,” advised Hans Weger, Chief Financial Officer of LaSalle Hotel Properties. “As a result, we believe we have the balance sheet flexibility and capacity to take advantage of future investment opportunities, as they may arise.”

Fourth Quarter Results

For the fourth quarter 2006, LaSalle Hotel Properties reported net income applicable to common shareholders of $4.5 million, or $0.11 per diluted share, compared with net income of $2.0 million, or $0.06 per diluted share, for the prior year fourth quarter.

FFO improved 51.9 percent to $26.2 million versus $17.2 million for the fourth quarter 2005. On a per diluted share basis, fourth quarter 2006 FFO was $0.65 versus $0.51 for the prior year’s quarter, a 26.8 percent increase. EBITDA increased by 57.0 percent to $45.7 million in the fourth quarter 2006 from $29.1 million in the same quarter of 2005.

RevPAR for the fourth quarter 2006 rose 8.5 percent compared with the prior year’s quarter. ADR increased 8.0 percent from 2005 to $192.16 and occupancy grew 0.5 percent to 68.3 percent. Fourth quarter performance was led by the Company’s hotels located in major urban markets including Chicago, West Hollywood and San Diego.

During the fourth quarter, the Company’s portfolio-wide hotel EBITDA margins increased 282 basis points from the prior year quarter to 28.7 percent. EBITDA margin improvement in the quarter was a result of a $14.18 increase in ADR and a healthy 8.2 percent increase in other revenues, coupled with effective departmental and overhead expense controls and a reduction in energy costs, partly offset by greater than inflationary increases in property taxes, insurance and operator incentive fees.

Subsequent Events

On January 12, 2007, the Company announced its monthly dividend of $0.14 per share of its common shares of beneficial interest for each of the three months of January, February and March 2007. The January dividend was paid on February 15, 2007 to common shareholders of record on January 31, 2007; the February dividend will be paid on March 15, 2007 to common shareholders of record on February 28, 2007; and the March dividend will be paid on April 13, 2007 to common shareholders of record on March 30, 2007. This represents a 3.6 percent annualized yield based on the Company’s closing share price on February 22, 2007.

On January 17, 2007, the Company announced the redemption of the 10  1/4% Series A Preferred Shares. The redemption date is March 6, 2007 at a cash redemption price of $25.00 per share, plus accrued and unpaid dividends. The Company expects to recognize $4.0 million of non-cash initial offering costs associated with the preferred shares.

On January 26, 2007, the Company sold the 438-room LaGuardia Marriott Hotel for $69.0 million, resulting in an approximate gain on sale of $31.1 million. The Company utilized the sale of the hotel as the disposition property in the reverse 1031 exchange established in conjunction with the Hotel Solamar acquisition in August 2006. As a result, the Company’s gain will be deferred for tax purposes.

The Company’s annual meeting of shareholders will be held on Thursday April 19, 2007, at 8:00A.M. EST at the Topaz Hotel, 1733 N Street, N.W. Washington, DC 20036.

2007 Outlook

The Company expects to recognize a $31.1 million gain from the sale of the LaGuardia Marriott in the first quarter. The Company also anticipates redeeming the Series A Preferred Shares and expects to recognize $4.0 million of non-cash initial offering costs associated with the preferred shares. The Company’s outlook for 2007 remains unchanged from our January 29, 2007 press release. Assuming current economic growth levels and travel trends continue, our outlook is as follows:

Net Income	$63.8 million - $67.0 million ($1.58 - $1.66 per diluted share);
FFO	$121.7 million - $124.9 million ($3.00 - $3.08 per diluted share); and
EBITDA	$240.0 million - $243.2 million.

Excluding the $31.1 million gain on sale and the $4.0 million non-cash offering costs, the Company’s outlook for 2007 is as follows:

Net Income	$36.7 million - $39.9 million ($0.91 - $0.99 per diluted share);
FFO	$125.7 million - $128.9 million ($3.10 - $3.18 per diluted share); and
EBITDA	$208.9 million - $212.1 million.

This 2007 outlook is based on the following major assumptions:

-	Portfolio RevPAR growth of 7.5% to 8.5% over 2006;
-	Portfolio hotel EBITDA margins increasing 100 to 125 basis points over 2006;

-	Corporate general and administrative expenses of $15.0 million;
-	Total capital investments of $120.0 million to $130.0 million;
-	Non-cash income tax expense of $2.7 million to $3.2 million;
-	Weighted average outstanding debt of approximately $870.0 million;
-	Interest expense (excluding amortization of financing expenses) of $47.0 million to $47.5 million;
-	No acquisitions; and
-	Weighted average fully diluted shares/units of 40.5 million.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust, owning 31 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 15 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the redemption of the Series A Preferred Shares and related non-cash costs; gain from the LaGuardia Marriott sale; RevPAR; operating margins, EBITDA, FFO, Net Income, capital expenditures, including renovation amounts and timing; general and administrative expenses; income tax (benefit); debt balances; interest expense; acquisition activity and shares/units outstanding. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, and (viii) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Revenues:
Hotel operating revenues:
Room revenue	$95,210	$62,678	$381,497	$225,920
Food and beverage revenue	45,516	35,453	168,314	115,699
Other operating department revenue	11,951	8,642	45,591	30,605

Total hotel operating revenues	152,677	106,773	595,402	372,224
Participating lease revenue	4,761	4,015	25,401	21,527
Other income	2,002	54	6,050	862

Total revenues	159,440	110,842	626,853	394,613

Expenses:
Hotel operating expenses:
Room	22,102	15,369	86,591	54,138
Food and beverage	29,826	23,651	114,539	78,828
Other direct	5,345	4,396	23,067	17,177
Other indirect	43,153	31,600	166,484	106,525

Total hotel operating expenses	100,426	75,016	390,681	256,668
Depreciation and amortization	21,725	15,151	78,966	48,850
Real estate taxes, personal property taxes and insurance	8,328	4,704	29,242	15,792
Ground rent	1,508	962	6,433	3,986
General and administrative	3,056	2,130	12,442	10,301
Lease termination expenses	—	—	800	1,000
Other expenses	1,084	(8)	3,010	185

Total operating expenses	136,127	97,955	521,574	336,782

Operating income	23,313	12,887	105,279	57,831
Interest income	688	358	1,996	788
Interest expense	(11,688)	(7,948)	(42,409)	(24,354)

Income before income tax benefit, minority interest, equity in earnings of joint venture and discontinued operations	12,313	5,297	64,866	34,265
Income tax benefit	746	2,140	401	2,123
Minority interest of common units in Operating Partnership	(34)	(17)	(142)	(300)
Minority interest of preferred units in Operating Partnership	(1,292)	(1,064)	(4,485)	(1,419)
Equity in earnings of joint venture	9	292	38,420	753

Income from continuing operations	11,742	6,648	99,060	35,422

Discontinued operations:
Loss from operations of properties disposed of	—	—	—	(45)
Income tax benefit	—	—	—	19

Net loss from discontinued operations	—	—	—	(26)

Net income	11,742	6,648	99,060	35,396
Distributions to preferred shareholders	(7,255)	(4,619)	(25,604)	(14,629)

Net income applicable to common shareholders	$4,487	$2,029	$73,456	$20,767

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Earnings per Common Share—Basic:
Income applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$0.11	$0.06	$1.86	$0.67
Discontinued operations	—	—	—	—

Net income applicable to common shareholders after dividends paid on unvested restricted shares	$0.11	$0.06	$1.86	$0.67

Earnings per Common Share—Diluted:
Income applicable to common shareholders before discontinued operations	$0.11	$0.06	$1.85	$0.67
Discontinued operations	—	—	—	—

Net income applicable to common shareholders	$0.11	$0.06	$1.85	$0.67

Weighted average number of common shares outstanding:
Basic	39,788,311	32,964,510	39,356,881	30,637,644
Diluted	40,094,149	33,393,874	39,667,917	31,104,290

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except share data)

(Unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2006	2005	2006	2005
Funds From Operations (FFO):
Net income applicable to common shareholders	$4,487	$2,029	$73,456	$20,767
Depreciation	21,545	14,955	78,280	48,494
Equity in depreciation of joint venture	—	198	178	811
Amortization of deferred lease costs	129	43	497	79
Minority interest:
Minority interest of common units in Operating Partnership	34	17	142	300
Less: Equity in gain on sale of property	(9)	—	(38,402)	—

FFO	$26,186	$17,242	$114,151	$70,451

Weighted average number of common shares and units outstanding:
Basic	39,856,080	33,107,600	39,409,631	30,896,022
Diluted	40,161,918	33,536,964	39,720,667	31,362,668

	For the three months ended		For the year ended
	December 31,		December 31,
	2006	2005	2006	2005
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders	$4,487	$2,029	$73,456	$20,767
Interest	11,688	7,948	42,409	24,354
Equity in interest expense of joint venture	—	231	317	787
Income tax benefit:
Income tax benefit	(746)	(2,140)	(401)	(2,123)
Income tax benefit from discontinued operations	—	—	—	(19)
Depreciation and amortization	21,725	15,151	78,966	48,850
Equity in depreciation/amortization of joint venture	—	220	201	900
Minority interest:
Minority interest of common units in Operating Partnership	34	17	142	300
Minority interest of preferred units in Operating Partnership	1,292	1,064	4,485	1,419
Distributions to preferred shareholders	7,255	4,619	25,604	14,629

EBITDA	$45,735	$29,139	$225,179	$109,864

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2006	2005	2006	2005
TOTAL PORTFOLIO
Occupancy	68.3%	68.0%	73.9%	73.3%
Increase/(Decrease)	0.5%		0.9%
ADR	$192.16	$177.98	$190.42	$174.49
Increase/(Decrease)	8.0%		9.1%
REVPAR	$131.26	$120.99	$140.78	$127.83
Increase/(Decrease)	8.5%		10.1%

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of December 31, 2006, including the Le Parc Suite Hotel, House of Blues Hotel, Westin Michigan Avenue, Alexis Hotel, Hotel Solamar and Holiday Inn Wall Street for the Company's period of ownership but excluding December for Chaminade Resort (closed for renovations), DC Thomas Circle (closed for renovations) and Graciela Burbank due to partial month ownership. The Onyx Hotel, Westin Copley Place, Hotel Deca, Hilton San Diego Resort, Le Parc Suite Hotel, House of Blues Hotel, Westin Michigan Avenue, Alexis Hotel, Hotel Solamar and Holiday Inn Wall Street are shown in 2005 for their comparative period of ownership in 2006.

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

Prior Year Operating Data
	1Q'2006	2Q'2006	3Q'2006	4Q'2006	Full Year 2006
Occupancy	68.3%	78.8%	79.2%	67.6%	73.5%
ADR	$171.65	$199.06	$200.07	$193.36	$191.74
REVPAR	$117.18	$156.88	$158.51	$130.74	$140.91

Note:

This schedule includes historical operating data for the owned hotels open and operating as of January 31, 2007 (excludes the DC Thomas Circle). Historical data is included in 2006 for each hotel’s comparative period of ownership in 2007.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(Dollars in thousands)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Revenues
Room	$104,495	$96,533	$417,331	$378,527
Food & beverage	50,543	47,820	182,894	172,702
Other	12,396	11,458	48,529	45,663

Total hotel sales	167,434	155,811	648,754	596,892

Expenses
Room	23,951	23,311	92,844	88,366
Food & beverage	32,872	32,180	123,726	117,938
Other direct	5,950	5,767	24,736	22,355
General & administrative	12,878	13,516	49,467	48,610
Sales & marketing	11,767	11,317	44,868	41,819
Management fees	8,237	7,176	28,520	25,609
POM	6,750	6,757	26,232	25,002
Energy	6,055	6,280	24,251	21,459
Property taxes	7,065	6,038	24,853	22,632
Other fixed expenses	3,777	3,070	14,314	12,979

Total hotel expenses	119,302	115,412	453,811	426,769

EBITDA	$48,132	$40,399	$194,943	$170,123

Notes:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of December 31, 2006, including the Le Parc Suite Hotel, House of Blues Hotel, Westin Michigan Avenue, Alexis Hotel, Hotel Solamar and Holiday Inn Wall Street for the Company's period of ownership but excluding December for Chaminade Resort (closed for renovations), DC Thomas Circle (closed for renovations) and Graciela Burbank due to partial month ownership. The Onyx Hotel, Westin Copley Place, Hotel Deca, Hilton San Diego Resort, Le Parc Suite Hotel, House of Blues Hotel, Westin Michigan Avenue, Alexis Hotel, Hotel Solamar and Holiday Inn Wall Street are shown in 2005 for their comparative period of ownership in 2006.